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                                                                   EXHIBIT 10.32

December 27, 2002

Timothy A. Crown
VIA HAND DELIVERY

Dear Tim:

Pursuant to Section 1(b) of your employment agreement dated July 1, 1997 with Insight Enterprises, Inc. (the "Company"), as amended (the "Agreement"), you are hereby notified that there shall be no further renewal of the Agreement after December 31, 2002, and that, accordingly, such Agreement shall expire on December 31, 2004.

Please note that by giving this notice the Company does not intend to terminate your employment. Instead, as we have previously discussed, the only result of our action today is that the expiration date of the term of the Agreement will become fixed and it will no longer renew for a full two-year term each day.

Additionally, please note that the following is the notice address the Company has on file for you pursuant to the Agreement:

      1820 West Drake, No. 108
      Tempe, Arizona  85281

We believe this address may be out of date. To update this address, please notify Deanna Carney or Bob Moya in writing (email acceptable) of your current correct address.

If you have any questions, please let me know.  Thank you.

Sincerely,

Eric J. Crown
Chairman of the Board of Directors

cc:   P. Robert Moya, Executive V.P. General Counsel
      Kaylene Moss, Senior V.P. Human Resources